Exhibit 99.2

FOR RELEASE AT 8:45 a.m., Eastern Time
INVESTOR RELATIONS CONTACT:	Neal Fuller, 206-545-5537
MEDIA RELATIONS CONTACT:	Paul Hollie, 206-545-3048

SAFECO INITIATES TENDER OFFERS FOR

8.072% CAPITAL SECURITIES DUE 2037 AND 7.25% SENIOR NOTES DUE 2012

SEATTLE—(August 2, 2004)—Safeco (NASDAQ: SAFC) today initiated tender offers to repurchase any and all of the outstanding 8.072% capital securities of Safeco Capital Trust I due in 2037, redeemable in 2007, and up to $200 million in principal amount of its 7.25% senior notes due in 2012. The company seeks to retire approximately $620 million aggregate face amount of debt through these tender offers.

The purchase price to be paid for each $1,000 liquidation amount of the capital securities tendered will be based on a fixed spread of 160 basis points over the yield of the 5.375% U.S. Treasury notes due February 2031. The purchase price to be paid for each $1,000 principal amount of the senior notes tendered will be based on a fixed spread of 55 basis points over the yield of the 4.375% U.S. Treasury notes due August 2012. Yields for the treasury notes referenced above will be calculated at 2:00 p.m., Eastern Time, on the applicable expiration date of each tender offer.

The tender offer for the capital securities will expire at 5:00 p.m., Eastern Time, on August 12, 2004, and the tender offer for the senior notes will expire at 5:00 p.m., Eastern Time, on August 30, 2004, unless extended or earlier terminated.

The company has retained Goldman, Sachs & Co. and Banc of America Securities LLC to serve as Joint Dealer Managers for the tender offers, and Global Bondholder Services Corp. to serve as the Tender Agent and Information Agent.

Requests for documents may be directed to the Information Agent by telephone at (866) 470-4200 or (212) 430-3774. Questions regarding the tender offers may be directed to Goldman, Sachs & Co. at (800) 828-3182 or (212) 902-0041, or Banc of America Securities LLC at (866) 475-9886 or (704) 387-1004.

This release is neither an offer to purchase nor a solicitation of an offer to sell any securities. The offers are being made only under the terms and subject to the conditions set forth in the Offer to Purchase and the applicable letter of transmittal to be distributed to the holders of the securities. Information regarding the pricing, tender and delivery procedures and conditions of the tender offers are contained in the Offer to Purchase and the applicable letters of transmittal.

Safeco, in business since 1923, is a Fortune 500 property and casualty insurance company based in Seattle. The company sells insurance to drivers, homeowners, and small- and medium-sized businesses through a national network of independent agents and brokers. More information about Safeco can be found at www.safeco.com.

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